EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President – Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Announces Nine Percent Dividend Increase

ALPHARETTA, GEORGIA — November 17, 2011 — Neenah Paper, Inc. (NYSE:NP) announced today that its Board of Directors approved a  nine percent increase in the dividend on the Company’s common stock. The annual dividend will increase from $0.44 to $0.48 per share and will continue to be paid in four equal quarterly installments. The next installment, at the new higher rate of $0.12 per share, is scheduled to be paid in March 2012 to shareholders of record as of February 2012.

“The decision to increase our dividend for a second consecutive year underscores our confidence in the future of Neenah” said John O’Donnell, Chief Executive Officer. “We continue to generate strong cash flow and are committed to utilizing this in ways that will generate value and provide shareholders an attractive return.”

About Neenah Paper, Inc.

Neenah Paper is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing and writing papers. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, CRANE®, SUNDANCE®,  KIMDURA®, Gessner®, JET-PRO® SofStretch(TM) and varitess®. Neenah Paper is headquartered in Alpharetta, Georgia and sells products in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.